CONDITIONAL REDEVELOPER AGREEMENT

                              FOR A PORTION OF THE

                        PASSAIC AVENUE REDEVELOPMENT AREA

                IN THE TOWN OF KEARNY, HUDSON COUNTY, NEW JERSEY

                                 BY AND BETWEEN

                               THE TOWN OF KEARNY
                        Acting as a Redevelopment Entity

                                       AND

                                    DVL, INC.
                             Conditional Redeveloper

                             DATED: OCTOBER 16, 2006

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      THIS AGREEMENT ("Agreement") made this ______ day of October, 2006,

      by and between

      THE TOWN OF KEARNY, a body corporate and politic of the State of New Jersey, County of Hudson, having an address of 402 Kearny Avenue, Kearny, New Jersey 07032 (hereinafter referred to as the "Town") acting pursuant to the Redevelopment Law;

      and

      DVL, INC., a corporation of the State of Delaware, having an address of 70 East 55th Street, New York, New York 10022 (hereinafter referred to as the "Conditional Redeveloper").

                                    PREAMBLE

      WHEREAS, the Town of Kearny (the "Town") acting pursuant to the Local Redevelopment and Housing Law, N.J.S.A. 40:A12A-et seq., has declared certain designated areas in the Town to be in need of redevelopment as that term is used in the statute; and

      WHEREAS, the parcels of land hereinafter referred to as the Property are within and a part of the Passaic Avenue Redevelopment Area (the "Redevelopment Area"); and

      WHEREAS, the Local Redevelopment and Housing Law, N.J.S.A. 40A:12A-8(f) authorizes the Town to contract with a redeveloper for the planning, construction or undertaking of any project or redevelopment work in an area designated as an area in need of redevelopment; and

      WHEREAS, with respect to the Property, the Conditional Redeveloper has expressed a willingness to implement the Redevelopment Plan on the Property; and

      WHEREAS, The Town has agreed to conditionally designate the Conditional


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Redeveloper as conditional redeveloper of the Property.

      NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties, and further, to implement the purposes of the Local Redevelopment and Housing Law and the Redevelopment Plan, the parties hereto agree as follows:

ARTICLE I. DEFINED TERMS.

      In addition to the words and terms defined elsewhere in this Agreement, which shall have the meanings herein given, the following words and terms as used in this Agreement shall have the following meanings unless the context or use otherwise requires:

      "Agreement" - refers to this Agreement between The Town and Conditional Redeveloper for the redevelopment of a portion of the Passaic Avenue Redevelopment Area within the Town of Kearny, Hudson County, New Jersey.

      "Concept Plans" - The Concept Plans dated January, 2006, on five (5) sheets prepared by Conditional Redeveloper's planner Clarke Caton Hintz. The sheets are attached as Exhibit A and are labeled: (1) "Overall Concept Plan",
(2) "Overall Concept Plan Key Plan and Non-Residential Parking Ratios", (3) "Concept Diagram", (4) "Gateway Concepts", and (5) "Entry Node Concepts". The Project Area is delineated as Section A and Section B on the sheet labeled "Overall Concept Plan Key Plan and Non-Residential Parking Ratios"

      Conditional Redeveloper" -- DVL, Inc., a corporation of the State of Delaware, having an address of 70 East 55th Street, New York, New York 10022.

      "Date of Agreement" -- the date upon which the last of the required signatures are


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affixed to this Agreement, irrespective of any other date(s) that may appear herein.

      "Governmental Approvals" - any and all approvals, authorizations, permits, licenses and certificates needed from governmental authorities having jurisdiction, whether federal, state, county or local, to the extent necessary to implement the Redevelopment Plan on the Property.

      "Hold Harmless" - to defend and indemnify from all liability, loss, penalties, damages, costs, or expenses, including, but not limited to, attorney's fees, causes of action, claims or judgments arising out of or related to damages, as more particularly described in this Agreement.

      "Local Redevelopment and Housing Law" - N.J.S.A. 40A:12A-1 et seq.

      "Mayor and Council" - the governing body of the Town of Kearny, Hudson County, New Jersey.

      "Planning Board" - the Planning Board of the Town of Kearny, Hudson County, New Jersey.

      "Project" -- means the project generally described in Exhibit B and depicted in Exhibit A, subject to Town approval pursuant to this Conditional Redeveloper Agreement.

      "Property" - the Property located along Passaic Avenue which consists of approximately 24.81 acres (the exact size of the Property to be verified by the survey referenced in Section 5.01) comprising the land designated on the Town's tax maps as follows: BLOCK 15, Lots 7A, 7B, 8, 8B, 8.02 and 22A

      "Redevelopment Area" -- The Passaic Avenue Redevelopment Area, as more particularly described in the Passaic Avenue Redevelopment Plan.


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      "Redevelopment Parcel" - the Property.

      "Redevelopment Plan" - the Redevelopment Plan for the Redevelopment Area, and any amendments thereto, as prepared by Heyer Gruel & Associates.

      "Title Insurance Company" - a reputable title insurance company doing business in the State of New Jersey, designated by the Redeveloper.

      "Town" - THE TOWN OF KEARNY, a municipal corporation of the County of Hudson and State of New Jersey.

      "Transfer" - any sale, assignment, conveyance, lease or transfer, in any mode or form, of the Property, or any part thereof, or interest therein.

ARTICLE II. TERM/OWNERSHIP/DUE DILIGENCE.

      2.01. Term of the Conditional Designation Period.

      The Conditional Designation shall continue in effect for a period (the "Conditional Designation Period") commencing on the Date of Agreement and terminating on the earliest of (A) January 15, 2007; or (B) the date of execution and delivery by the Parties of the Redevelopment Agreement described in Article VIII hereof (the "Redevelopment Agreement"). Under no circumstances shall the Town have any obligation to (i) extend the Conditional Designation Period; or (ii) enter into a Redevelopment Agreement.

      2.02. Acquisition of the Property/Ownership.

      (a) Conditional Redeveloper represents that it owns all of the Property except for Block 15, Lot 7B ("Out Parcel") and Block 15, Lots 8B and 8.02 (the "Osborne Parcels"). Conditional Redeveloper represents that its principals own 10% of the entity that holds title to the Osborne Parcels.


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      (b) Upon execution of this Agreement, the Conditional Redeveloper, at its sole cost and expense of the Redeveloper, shall begin bona fide negotiations with the current owner of the Out Parcel to obtain a contract to acquire that parcel. The Conditional Redeveloper shall furnish to the Town with written notice of any access agreement or any contract it executes to acquire the Out Parcel by negotiation.

      (C) During the Conditional Designation Period, Conditional Redeveloper shall provide evidence, satisfactory to the Town, that it has a long-term lease of the Osborne Parcels or otherwise sufficient control over the Osborne Parcels in a manner that will allow it to implement those portions of the Project to be undertaken on the Osborne Parcels.

      2.03. Due Diligence Period.

      (a) Conditional Redeveloper shall have the right, at any time prior to December 15, 2006 ("Due Diligence Period") to terminate this Agreement if its investigation of the Property during the Due Diligence Period proves to be unsatisfactory to it for any reason.

      (b) Town shall, upon request by the Conditional Redeveloper, make available at its offices copies of any reports and due diligence materials in Town's possession relating to the Property for the Conditional Redeveloper's inspection, review and copying during Town's regular business hours (and upon reasonable prior notice to Town). Conditional Redeveloper shall, in addition, analyze and determine whether existing private and public infrastructure, including both within and outside the Property, will be adequate to service the needs of, and traffic and sewage generated by, the Redevelopment Project.

      (c) During the Due Diligence Period the Conditional Redeveloper's site investigation of the physical condition of the Out Parcel shall be subject to the express written consent


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and approval of the owner of the Out Parcel. Conditional Redeveloper acknowledges that the Town has not provided and undertakes no obligation to obtain a right of access with respect to the Out Parcel. The Conditional Redeveloper shall indemnify and hold Town harmless from and against any and all claims, losses, damages, causes of action, suits and liability of every kind (including reasonable attorney's fees, disbursements and court costs resulting therefrom) for injury to or death of any persons or damage to any property caused by the inspection of Out Parcel by the Conditional Redeveloper or its agents, representatives, employees, contractors or subcontractors. The indemnity obligation set forth in this Section shall survive the expiration or earlier termination of the Conditional Designation and this Agreement. The Conditional Redeveloper has represented to the Town that it is the owner in fee of all properties with the exception of the Out Parcel, that it has the right to undertake all site investigations on its own properties, and that it shall provide the same indemnity and hold harmless protection to the Town as set forth above with respect to the Out Parcel for site investigations on its own properties.

      (d) The Conditional Redeveloper shall furnish to Town, promptly upon their completion and at no charge to the Town, copies of all tests, studies, engineering reports, surveys, title reports, and all other pertinent materials prepared by or for the Conditional Redeveloper in its assessment of the feasibility of construction of the Redevelopment Project. Town shall be entitled to full use of all findings, studies, reports, and such other documents so generated, subject only to the limitations contained in this Agreement as well as any limitations set forth in such studies, reports or other documents and any limitations imposed by the issuers thereof. The Conditional Redeveloper shall use its best efforts to obtain an acknowledgment in the contracts for such tests, studies and reports that Town


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shall be entitled to rely on and use without restriction, and at no charge to the Town, the information contained in such tests, studies and reports (other than any customary and reasonable restrictions applicable for the particular type of test, study or report which shall provide that parties other than the Conditional Redeveloper and the Town cannot rely on the results therein).

      (e) Conditional Redeveloper Submissions. In addition to the other submissions required herein, (i) by October 31, 2006, the Conditional Redeveloper shall submit a copy of its organizational and operating documents;
(ii) by December 15, 2006, the Conditional Redeveloper shall submit (1) a title report for the Property, (2) an updated development budget and pro-forma cash flow projection, and (3) a market analysis and pricing plan for newly constructed retail space; and (iii) By January 8, 2007, Conditional Redeveloper will provide letters of interest from prospective tenants of newly constructed retail space, provided however that the Parties will in good faith negotiate and execute a confidentiality agreement, subject to the limitations of law in such matters with respect to Town as a public entity, to restrict information reasonably determined by Conditional Redeveloper to be proprietary.

ARTICLE III. REDEVELOPER RESPONSIBILITIES.

      3.01. Town Costs.

      The Conditional Redeveloper shall be responsible for and agrees to pay for any and all out-of-pocket costs of whatever nature which may be reasonably incurred by the Town in connection with the Property (the "Town's Costs") which Town costs shall be paid out of the Escrow Account established pursuant to
Section 3.02 hereof. If the Escrow Account is


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insufficient to pay Town Costs, the Redeveloper shall immediately pay any such deficiency, and thereafter replenish the Escrow Fund pursuant to Section 3.02. The Town's costs shall include, but not be limited to, legal fees at the redevelopment rate of $175/hr, out of pocket disbursements, and consultants' fees (including but not limited to appraisal, fiscal impact, planning, traffic, real estate and environmental consultants) in connection with the designation of the Conditional Redeveloper as redeveloper of the Property, the master planning and coordination of traffic, parking or other studies affecting all or any portion of the Redevelopment Area, the municipal Planning Board and any other governmental approval process.

      3.02. Escrow.

      Upon the Date of Agreement, the Conditional Redeveloper shall deposit with the Town the amount of Ten Thousand Dollars ($10,000.00) to be maintained in a separate escrow account by the Town ("Escrow Account") to be drawn down to cover the costs to be paid by the Conditional Redeveloper under Article II or Article
III. On a monthly basis, the Town shall provide the Redeveloper with invoice(s) setting forth the amounts to be drawn against the Escrow Account and the Town may pay such invoices out of the escrow account. If the costs to be paid by the Redeveloper exceed the amount of the Escrow Account, the Redeveloper will pay such costs upon ten (10) days written notice from the Town that such costs are due.

      Upon the termination of this Agreement, except in the event of a termination caused by the default of the Redeveloper, any amount remaining in the Escrow Account shall be refunded to the Conditional Redeveloper. Conditional Redeveloper shall not assign or


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encumber the Escrow Account and the Town shall not be bound by any such assignment or encumbrance.

      3.03. Planning. Design and Redevelopment of the Project. (a) The Conditional Redeveloper agrees that upon the execution and delivery of this Agreement, the Conditional Redeveloper will continue to plan and design the Project in accordance with the Redevelopment Plan, this Agreement, and the attached Plan provided by the Conditional Redeveloper to the Town. In that regard, Conditional Redeveloper shall use reasonable efforts to design a Project that eliminates the need for any amendments to the Redevelopment Plan.

      (b) Upon termination of this Agreement pursuant to any provisions hereof, the Conditional Redeveloper shall (if it has not already done so) furnish to the Town, and the Town shall have the right, subject to any limitations imposed by the issuers of any of the following documents or reports, to use (in any manner deemed appropriate by the Town), all surveys, engineering and architectural studies, drawings and reports prepared by or for the Conditional Redeveloper with respect to the Property or Project.

      3.04. Repairs and Maintenance. Conditional Redeveloper shall during the term of this Agreement maintain those portions of the Property that it owns in accordance with the Town's property maintenance codes and ordinances. Conditional Redeveloper, at its sole cost and expense, shall keep any Redevelopment Parcel to which Redeveloper takes title free and clear of all debris and, as necessary, of snow and ice.


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      3.05. Insurance. During the term of this Agreement the Redeveloper shall, at its own cost and expense, provide and keep in force: (i) worker compensation insurance coverage of the full statutory liability of the Redeveloper, (ii) comprehensive general public liability insurance, including insurance to cover the indemnity in Section 3.06, for the mutual benefit of the Town and Redeveloper against claims for personal injury (including but not limited to bodily injury or death of any person) or property damage occurring in or about any Redevelopment Parcel to which Redeveloper has title directly or indirectly with limits of not less than Ten Million ($10,000,000.00) Dollars for personal injury (including but not limited to bodily injury or death) to any number of persons, and property damage with limits of not less than Two Million ($2,000,000.00) Dollars.

      All liability insurance to be provided and kept in force by Conditional Redeveloper under the provisions hereof shall name the Conditional Redeveloper as the insured and the Town as "additional insured". All insurance shall be maintained with insurers authorized to do business in the State of New Jersey and which have at least an "A" rating by A.M. Best, a recognized rating organization.

      All policies shall be for periods of not less than one (1) year and shall contain a provision whereby the same cannot be canceled unless the Town is given at least thirty (30) days prior written notice of such proposed cancellation.

      3.6. Indemnity. Conditional Redeveloper, for itself and its successors and assigns, covenants and agrees, at its sole cost and expense, to indemnify and hold harmless the Town, and its officers, agents, attorneys, consultants and employees (as defined in N.J.S.A. Title 59) against and from any and all loss, cost, expense or liability


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from claims by third parties (unless caused by the negligence or willful misconduct of the Town or any of its officers, agents, attorneys, consultants and employees) arising from or in connection with:

      (a) the conduct or management of any work or thing whatsoever done by or on behalf of the Conditional Redeveloper in or on the Redevelopment Parcel or in connection with the Project;

      (b) any act or negligence of the Conditional Redeveloper, or any of its agents, contractors, servants, employees, or licensees, with respect to any portion of the Redevelopment Parcel;

      (c) any accident, injury or damage whatsoever to any person, firm or corporation occurring during the term of this Agreement, in or on the Project. If any action or proceeding is brought against the Town by reason of any claim covered by the foregoing indemnity, then the Conditional Redeveloper shall pay the reasonable costs and expenses actually paid or incurred by or on behalf of the Town in resisting or defending such action or proceeding, including reasonable attorneys' fees.

      37. Taxes. Conditional Redeveloper shall pay all real estate and other taxes or impositions lawfully due on any Redevelopment Parcel from the date that Redeveloper has taken title thereto. Conditional Redeveloper agrees not to seek any tax abatements or exemptions with respect to the Project or Property.

      3.8. Covenants. The Conditional Redeveloper covenants to the Town that:

      (i) the Conditional Redeveloper shall indemnify and hold harmless the Town against any liability, cost and expense (including reasonable attorneys' fees, disbursements and court costs) that may arise in connection with the Conditional


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Redeveloper's relationship with any Broker in connection with the Conditional
Redeveloper's participation in the Redevelopment Project. The provisions of this Section shall survive expiration or earlier termination of the Conditional Designation and/or this Agreement;

      (ii) the Conditional Redeveloper shall provide background questionnaire information, as reasonably necessary, and cooperate with any background investigation of the Conditional Redeveloper, its principals and of all present or future shareholder/partners/members of the Conditional Redeveloper and its principals. Execution of this Agreement shall be subject to background information clearance of the Conditional Redeveloper, the principals and its partners/members and their principals by the necessary governmental authority. The Conditional Redeveloper understands and agrees that the Town may terminate the Conditional Designation and this Agreement, if the Town determines, in its sole reasonable discretion, that the Conditional Redeveloper, its principals, or any of its shareholders/partners/members are within a category of persons or entities with whom or which the Town or the State will not generally do business due to a criminal conviction, criminal indictment, pending criminal investigation, material default on a payment obligation to a governmental unit or material adverse financial condition of such person or entity;

      (iii) the Conditional Redeveloper, its principals, affiliates and agents (collectively referred to in this Section as "parties") shall obtain the prior approval of the Town, which approval shall not be unreasonably withheld, delayed, or conditioned for any and all press conferences, ceremonies, or other public events held by the Conditional Redeveloper or


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such parties and for any publicity announcements, advertisements, releases or other literature intended for public dissemination issued by the Conditional Redeveloper or such parties which relate to the Redevelopment Project. Officials of the Town have the right to participate in any such press conferences, ceremonies or other public events that relate to the Redevelopment Project; and

      (iv) the Conditional Redeveloper shall in good faith negotiate the terms of the Redevelopment Agreement described in Article VIII such that the Redevelopment Agreement may be executed within the Conditional Designation Period if the Town, at its sole discretion, chooses to enter into a final Redevelopment Agreement with the Conditional Redeveloper.

      (v) Financing Commitment. By January 8, 2007, Conditional Redeveloper shall provide Kearny with a letter of interest from proposed lending and/or equity sources detailing the approximate amount of the contemplated borrowing and/or equity investment, terms then under consideration, and setting forth, in general terms, the lender's and/or investor's due diligence requirements which must be satisfied before the lender and/or investor may issue a commitment, including fees payable therefor, if any.

      (vi) Concept Plan. By November 16, 2006 the Conditional Redeveloper shall submit a revised Concept Plan to Kearny such that the Conditional Redeveloper and Kearny can agree on a substantially final Concept Plan within fifteen (15) days of receipt of such revised Concept Plan.

      (vii) Approvals. By October 31, 2006, the Conditional Redeveloper shall provide


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the Town with a list of all public actions and approvals the Conditional
Redeveloper believes will be required to proceed with the Redevelopment Project together with a proposed schedule for the preparation and submission of applications for agency and public review.

      (viii) Development Schedule. By November 16, 2006, the Conditional Redeveloper shall provide Kearny with a development schedule for the period commencing upon the execution of the Redevelopment Agreement which reflects the Conditional Redeveloper's reasonable estimates of: (1) Out Parcel acquisition, through private negotiations or, alternately, through condemnation by Kearny;
(2) relocation of business occupants, if necessary; (3) site demolition and clearance; (4) construction commencement and completion of all Redevelopment Project improvements, including, but not limited to, new buildings, facade improvements to existing buildings, parking lot construction and upgrades, infrastructure improvements, streetscape, landscape, and gateway improvements in the Project Area and Passaic Avenue; and (5) leasing and occupancy of new buildings.

ARTICLE IV. EXPIRATION AND TERMINATION.

      4.01. Termination. This Agreement shall terminate if, after receiving written notice by the Town and failing to cure same within seven (7) days of the receipt thereof: (A) any of the payments required to be made by the Conditional Redeveloper hereunder are not made in the time periods set forth herein, (B) the Conditional Redeveloper has made any material misrepresentations in this Agreement, or (C) the Conditional Redeveloper has


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failed to perform any of its non-monetary obligations under this Agreement that are capable of being cured by the Conditional Redeveloper within a time period reasonably acceptable to the Town (which time period shall not be less than fifteen (15) days). This Agreement shall terminate on seven (7) days written notice from the Conditional Redeveloper to the Town if the Conditional Redeveloper reasonably determines, following completion of its investigation and due diligence reviews provided for in this Agreement, that the geotechnical and/or environmental conditions at the Project Area render the project infeasible.

      4.02. Expiration. This Agreement shall automatically expire on January 15, 2007 without further notice or action. In the event that the Conditional Designation Period expires without the execution of the Redevelopment Agreement and other documents required for the development of the Redevelopment Project or in the event that this Agreement is terminated by the Conditional Redeveloper pursuant to this Agreement, the Parties hereby release and discharge the other from any and all claims or demands based on the Conditional Designation of the Conditional Redeveloper as set forth herein; provided, however, that this release does not and shall not apply to obligations specified in this Agreement to survive the expiration or termination of the Conditional Designation and this Agreement. In the event that the Conditional Designation or this Agreement is terminated by Kearny pursuant to this Agreement due to any breach of this Agreement or any implied covenant of good faith or fair dealing by the Conditional Redeveloper then in each instance the Town shall be entitled to pursue any and all other remedies at law or in equity available to it.


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ARTICLE V. TITLE TO THE PROPERTY.

      5.01. Title/Survey.

      (a) Immediately upon execution of this Agreement, the Conditional Redeveloper shall cause an examination of title to be made as to the Property. A copy of the title report(s) shall be provided to the Town upon Redeveloper's receipt thereof, but in no event later than December 15, 2006. If the examination of title discloses any objections or defects to title as to the Out Parcel that cannot be removed by condemnation and which would render title uninsurable at regular rates, the Redeveloper may cancel this Agreement on written notice delivered to the Town no later than December 15, 2006.

      (b) During the Due Diligence Period, the Redeveloper shall, at its sole cost and expense, also cause a survey to be prepared of the Property, which survey shall be certified to the Town. A copy of the survey shall be provided to the Town no later than December 15, 2006. If the Redeveloper's survey discloses the existence of boundary line issues, gaps or issues that cannot be removed by condemnation and which would render title uninsurable at regular rates, the Redeveloper may cancel this Agreement by written notice no later than December 15, 2006.

ARTICLE VI. NON-DISCRIMINATION

      6.01. Covenant as to Non Discrimination. The Conditional Redeveloper covenants and agrees, for itself and its successors and assigns that Redeveloper and its successors and assigns will not discriminate upon the basis of race, color, creed, sex, or national origin in employment in connection with the Property.


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ARTICLE VII. PROHIBITION AGAINST TRANSFER.

      Notwithstanding any provision herein to the contrary, the provisions of this Article VII shall be applicable only in the event Conditional Redeveloper and Town enter into a Redeveloper Agreement

      7.01. Prohibition Against Transfers of Property and Project. Because of the importance of the redevelopment of the Redevelopment Area to the general welfare of the community and the public benefits provided by law for the purpose of making such redevelopment possible, the Conditional Redeveloper represents and agrees that this Agreement, and each other undertaking of Redeveloper pursuant to this Agreement, are and will be used for the purpose and development of the Redevelopment Area and not for speculation in land holding or brokerage activities. By way of illustration, and not limitation but subject to exceptions
(a) through (e) below, the Redeveloper represents and warrants that it is not seeking to "flip", broker or otherwise sell its interests in any portion of the Property. The Conditional Redeveloper represents and agrees for itself, its successors and assigns that, prior to the completion of the Project or any portion thereof, the Redeveloper has not made or created, and will not make or create, or suffer to be made or created any sale, assignment, conveyance, lease or transfer in any other mode or form (collectively, the "Transfers") of the Property or the Project, or any part thereof or any interest therein, including any contract for a sale of a portion of the Property without the prior written approval of the Town which approval the Town may withhold for any reason or no reason.

      7.02. Information As To Ownership Of Redeveloper. The Conditional


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Redeveloper is a publicly owned company. In order to assist in the effectuation of this Agreement and the statutory objectives generally, the Conditional Redeveloper agrees that it shall not transfer more than ten (10%) percent of the ownership or control of any interest in the Property which is the subject of this Agreement. The Conditional Redeveloper shall, at such times as the Town may request, furnish the Town with a complete statement subscribed and sworn to by the President of the Conditional Redeveloper, setting forth all of its shareholders who own more than 5% of the outstanding and issued common (voting) stock of the Conditional Redeveloper, or other owners of equity interests of the Conditional Redeveloper and the extent of their respective holdings, and in the event any other parties have a beneficial interest in Conditional Redeveloper's entity, their names and the extent of such interest.

ARTICLE VIII. REDEVELOPMENT AGREEMENT.

      8.01. Negotiation. During the Conditional Designation Period, the Conditional Redeveloper and Town will negotiate the terms of the Redevelopment Agreement for the Redevelopment Project. The Redevelopment Agreement shall, at a minimum, include all of the following terms and any others deemed necessary by the Town:

      (A) Phasing. The Redevelopment Project will be undertaken as a single phase. To the extent that any key project element must be postponed or phased, the construction of improvements along Passaic Avenue must precede the construction of Building #2 (as identified in the Concept Plans).

      (B) Redevelopment Project Costs. The Conditional Redeveloper shall be solely responsible for all Redevelopment Project costs, both ordinary and extraordinary, including


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but not limited to all predevelopment expenses, improvements outside of the
Project Area (including improvements to Passaic Avenue, infrastructure and a contribution for the construction and maintenance of open space and a waterfront park along a portion of the Passaic River), environmental remediation of the Project Area as may be necessary, site work, building construction and renovation and landlord contributions to tenant improvement and affordable housing contributions. A more specific list of the infrastructure and other off site improvement costs to be paid by the Conditional Redeveloper shall be negotiated during the Conditional Designation Period to be included as part of the Redeveloper Agreement if the same is executed.

      (C) Public Assistance. The Conditional Redeveloper agrees to not seek either (1) a real estate tax abatement or reduction (other than exercising such rights to challenge assessments as are generally available to any property owner), or (2) grants from Kearny for capital or operating costs in connection with the Redevelopment Project.

      (D) Land Acquisition/Condemnation. The Conditional Redeveloper will, in good faith, attempt to negotiate: (1)the private acquisition of the Out Parcel,
(2)the surrender of certain leases by tenant businesses currently occupying space in structures to be demolished, and (3) the release of certain easements in favor of one or more tenant businesses, all so as to facilitate the Redevelopment Project. To the extent that the Conditional Redeveloper is not successful in such negotiations, and the Town agrees that the Conditional Redeveloper must secure such property rights in order to accomplish the Redevelopment Project in furtherance of the public purpose of the Redevelopment Plan and that condemnation may occur pursuant to applicable law, then the Town, if requested by Conditional Redeveloper, and subject to the provisions of the Eminent Domain Act and all rules and regulations relating thereto, may exercise its power of condemnation and convey its acquired interest to the Conditional Redeveloper. The Conditional Redeveloper shall pay all such condemnation and related expenses, including but not limited to attorneys fees and relocation costs, to the Town, and shall post a letter of credit with the Town to secure any potential condemnation and related expenses and relocation awards.

      (E) Project Performance. Conditional Redeveloper shall act diligently to commence and complete the Redevelopment Project as the earliest feasible date using commercially reasonable efforts. A principal of Conditional Redeveloper, Alan E. Casnoff, will assume direct management of the project and provide a guarantee of completion for the Redevelopment Project to the Town.

      (F) Provisions Concerning Applicable Law and Other Requirements. The Redevelopment Project shall be undertaken in accordance with applicable laws and all other applicable governmental requirements, including but not limited to any requirements and restrictions of Hudson County, the State, the United States, and the Town, including the Kearny Planning Board and Kearny Building Code; and substantially in accordance with the final plans and specifications to be prepared by the Conditional Redeveloper and approved by Kearny in accordance with the Redevelopment Plan and the Redevelopment Agreement.

      (G) Provisions Concerning Conditional Redeveloper's Responsibility to Obtain Certain Approvals. The Conditional Redeveloper shall be required to secure all public approvals, including but not limited to preliminary and final site plan approval, in accordance with certain timeframes as established in the Redevelopment Agreement.

      (H) Provisions Concerning First Source Employment. Subject to all applicable anti-discrimination laws, rules and ordinances, the Conditional Redeveloper shall make good faith efforts to employ, and shall provide in its contracts with its contractors and subcontractors that they must make good faith efforts to employ, qualified residents of Kearny in the construction of the Redevelopment Project. In addition, consistent with market wages and to the greatest extent feasible, the Conditional Redeveloper shall make good faith efforts that residents of Kearny are employed in the operation of the Redevelopment Project. The Conditional Redeveloper will cooperate with Kearny
(a) in developing a plan to coordinate training programs and employment recruitment efforts for Kearny residents, (b) to recruit Kearny residents for all employment opportunities in connection with the Redevelopment Project, and
(c) to cause its contractors and subcontractors, when first engaged for the Redevelopment Project to provide an initial hire report to Kearny concerning its training, recruitment and employment efforts. Inclusion of this requirement in Conditional Redeveloper's contractor and subcontractor agreements shall fully satisfy the obligation of the Conditional Redeveloper under this subsection.

      (I) Provisions Concerning Completion Guaranty. Alan E. Casnoff shall absolutely and irrevocably guaranty Conditional Redeveloper's completion obligation under the Redevelopment Agreement upon the execution by the Conditional Redeveloper of the Redevelopment Agreement. The form of such guaranty of completion shall be reasonably satisfactory to Kearny. The parameters of the guaranty shall be negotiated during the

Conditional Designation Period to be included as part of the Redeveloper Agreement if the same is executed.

      (J) Provisions Concerning Governmental Permit and Related Fees. The Conditional Redeveloper shall pay the full amount of all fees for permits required by the Town (in accordance with standard fees provided in the town's ordinances) and any other governmental body (including extension, connection, user or service fees) for the construction and development of the Redevelopment Project.

      (K) Certain Other Provisions. Without limiting the generality of the foregoing, the Redevelopment Agreement shall provide for certain provisions typically included in a redevelopment agreement including, but not limited to, provisions concerning representations, warranties and covenants of the Conditional Redeveloper, provisions required by the Redevelopment Law, indemnification provisions, default and remedy provisions, provisions regarding mortgage financing and the rights of mortgagees, notice provisions, anti-discrimination provisions, provisions prohibiting speculative development, provisions restricting transfers, provisions concerning progress meetings, oversight and reporting requirements, and provisions regarding the payment of administrative fees.

ARTICLE IX. REMEDIES.

      9.01. In General: Right To Cure. Except as otherwise provided in this Agreement, in the event of any default in or breach of this Agreement or any of its terms or conditions by any party hereto or any successor to such party, such party (or successor), shall proceed to commence to cure or remedy such default or breach. In case such action is not taken or not diligently pursued, or the default or breach shall not be cured or remedied within the periods set forth in this Agreement, the party declaring the Default may institute such proceedings as may be necessary or desirable in its opinion to cure and remedy such default or breach, including, but not limited to, proceedings to compel specific performance by the party in default or in breach of its obligations.

      9.02. Other Rights And Remedies: No Waiver. The parties shall have the right to institute such actions or proceedings as they may deem desirable for effectuating the purposes of this Agreement. Any delay in instituting or prosecuting any such actions, proceedings or otherwise asserting rights under this Agreement shall not operate as a waiver of such rights or to deprive any party of or limit its rights in any way. It is the intent of this provision that a party should not be constrained to exercise such remedy at a time when it may still hope to otherwise resolve the problems caused by the default. Any waiver in fact made by any party with respect to a specific default under this Agreement shall not be considered or treated as a waiver of rights of that party with respect to any other defaults by that party, except to the extent specifically waived in writing.

      9.03. Rights and Remedies Cumulative. The rights and remedies of the parties to this Agreement, whether provided by law or by the Agreement, shall be cumulative, and the exercise by either party of any one or more of such remedies shall not preclude the exercise by it, at the same or different times, of any other such remedies for the same default or breach, or of any of its remedies for any other default or breach by the other party. Notwithstanding the foregoing or any other provision of this Agreement, neither the Conditional Redeveloper nor the Town shall have any rights against or liability to the other for consequential damages.

ARTICLE X. REPRESENTATIONS.

      10.01. Mutual Representations. The Conditional Redeveloper and Town each hereby makes the following representations and covenants, as such relates to the other:

      (a) They have the legal capacity to enter into this Agreement and perform each of its undertakings herein set forth and as set forth in the Redevelopment Plan existing on the date of this Agreement.

      (b) Town is duly organized and is a validly existing legal entity under the laws of the State of New Jersey. Conditional Developer is duly organized and is a validly existing legal entity under the laws of the State of Delaware, and is authorized to transact business in the State of New Jersey. The parties represent that all necessary resolutions have been duly adopted, authorizing the execution and delivery of this Agreement and authorizing and directing the persons executing this Agreement to do so for and on their behalf. Simultaneously with the execution of this Agreement, the Conditional Redeveloper shall provide to the Town a copy of the corporate resolution(s) authorizing the execution of this Agreement.

      (c) To the best of their respective knowledge, there is no action, proceeding or investigation now pending, nor any basis therefor, known or believed to exist which questions the validity of this Agreement or any action or act taken or to be taken by them pursuant to this Agreement.

      (d) The execution and delivery of this Agreement and the performance hereunder by each party will not constitute a violation of any partnership agreement, articles of incorporation, limited liability company operating agreement, and/or stockholder agreement of such entity, or of any entity which holds an ownership interest therein, or of any agreement, mortgage, indenture, instrument or judgment, to which it is a party.

      (e) Each will use its best efforts to assure the completion of the Projects as specified in this Agreement including, but not limited to, executing any and all other or further instruments or documents necessary or appropriate to implement this Agreement or effectuate its purpose.

      1O.2 Additional Representations by Conditional Redeveloper. The Conditional Redeveloper further represents and warrants to Town that:

      (a) the execution and delivery of this Agreement by the Conditional Redeveloper does not, and the performance by the Conditional Redeveloper of its obligations under this Agreement will not: (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the organizational documents of the Conditional Redeveloper; (b) conflict with or result in a violation or breach of any term or provision of any applicable law; or (c) result in a breach of, or default under (or give rise to right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other similar instrument or obligation to which the Conditional Redeveloper may be bound or its property subject or which are necessary for Kearny to enforce the terms of this Agreement against the Conditional Redeveloper;

      (b) no consent, approval or action of, filing with or notice to any governmental authority, third party or other persons is required in connection with the execution, delivery and performance of this Agreement by the Conditional Redeveloper;

      (c) there is no action, proceeding or investigation now pending, nor any basis therefore, known or believed to exist which (a) questions the authority of the Conditional Redeveloper to enter into this Agreement or any action or act taken or to be taken by the Conditional Redeveloper pursuant to this Agreement, or (b) is likely to result in a material adverse change in the Conditional Redeveloper's property, assets, liabilities or condition which will materially and substantially impair its ability to perform its obligations pursuant to the terms of this Agreement and, if entered into, the subsequent redevelopment agreement between Kearny and the Conditional Redeveloper (the "Redevelopment Agreement");

      (d) the Conditional Redeveloper has never been disqualified from participating in any request for proposals by a public entity including the Town or the State of New Jersey (the "State");

      (e) the Conditional Redeveloper has not filed for protection under the insolvency laws of any jurisdiction or had an involuntary filing made against it;

      (f) the Conditional Redeveloper intends, and has the financial capacity to, secure the financing and fund the reasonably anticipated expenses necessary to undertake the Redevelopment Project generally in the manner and pursuant to the timetables and milestones contemplated herein. The Conditional Redeveloper acknowledges that none of Kearny and the State has agreed to provide any capital or operating subsidies for the Redevelopment Project;

      (g) the Conditional Redeveloper (a) has not dealt with any broker or person acting in a similar capacity ("Broker") in connection with the Conditional Redeveloper's participation in the Redevelopment Project, and (b) does not owe and will not owe any fees, commissions, costs or expenses to any Broker in connection with the Conditional Redeveloper's participation in the Redevelopment Project; and

      (h) the Conditional Redeveloper is not aware, at the time of execution of this Agreement, of any condition that would materially impair its ability to satisfy the conditions, requirements and time frames set forth in this Agreement.

ARTICLE XI. EFFECT OF BANKRUPTCY

      11.01. Bankruptcy. Conditional Redeveloper agrees that if any proceedings under the Bankruptcy Act or any amendment thereto shall be commenced by or against it, and if such proceedings shall not be dismissed before either adjudication in bankruptcy or the confirmation of a composition, arrangement, or plan or reorganization, or if Conditional Redeveloper is adjudged insolvent or makes an assignment for the benefit of its creditors, or if a receiver is appointed in any proceeding or action to which Conditional Redeveloper is a party with authority to take possession or control of the demised premises or the business conducted thereon by Conditional Redeveloper, and such receiver is not discharged within a period of thirty (30) days after his appointment, any such event shall be deemed to constitute a breach of this Agreement by Redeveloper and shall, at the election of the Town, but not otherwise, terminate this Agreement and all rights of Redeveloper hereunder and all rights of any and all persons claiming under Redeveloper.

ARTICLE XII. WAIVER.

      12.01. No Implied Waiver. No party shall be deemed to have waived any provisions or condition of or any right under this Agreement unless such waiver is expressly made in writing.

ARTICLE XIII. COOPERATION AND COMPLIANCE.

      13.01. Implementation of Agreement and Redevelopment Plan. The parties hereto agree to cooperate with each other and to provide all necessary and reasonable documentation, certificates, and consents in order to satisfy the terms and conditions of this Agreement and the Redevelopment Plan and to achieve compliance therewith.

ARTICLE XIV. NO JOINT VENTURE.

      14.01 Neither this Agreement nor any transaction contemplated herein or in the furtherance thereof shall be construed as creating a partnership or joint venture between the Conditional Redeveloper and Town.

ARTICLE XV. NOTICES AND DEMANDS.

      15.01. Notices And Demands. A notice, demand or other communication under this Agreement by any party to the other shall be sufficiently given or delivered if dispatched by United States Registered or Certified Mail, postage prepaid and return receipt requested, or delivered by overnight courier or delivered personally (and receipt acknowledged) to the parties at their respective addresses set forth herein, or at such other address or addresses with respect to the parties or their counsel as any party may, from time to time, designate in writing and forward to the others as provided herein. The addresses for the parties are as follows:

        Town of Kearny
        402 Kearny Avenue
        Kearny, NJ 07032
        Attn: Mayor Alberto Santos
with a copy addressed to its attorney:

        Gregory J. Castano, Esq.
        Castano Quigley LLC
        1120 Bloomfield Avenue
        West Caldwell, NJ 07007

        and to:

        DVL Inc.
        70 East 55th Street
        New York, NY 10022
        Attn: Alan Casnoff

        with a copy addressed to its attorney:

        L. Stephen Pastor, Esquire
        Hill Wallack
        202 Carnegie Center
        Princeton, NJ 08543

ARTICLE XVI. TITLES OF ARTICLES/RULES OF CONSTRUCTION.

      16.01. Titles For Convenience. The titles of the several Articles of this Agreement, as set forth at the heads of said Articles, are inserted for convenience of reference only and shall be disregarded in construing or interpreting any of its provisions.

      16.02. Rules of Construction. This Agreement was prepared by the parties hereto with the assistance of counsel, and no rule of construction against the draftsman shall be applied to either party in construing any provision of this Agreement.

ARTICLE XVII. SEVERABILITY.

      17.01. Severability. The validity of any article, section, clause or provision of this Agreement shall not affect the validity of the remaining articles, sections, clauses or provisions hereof.

ARTICLE XVIII. SUCCESSORS BOUND.

      18.01. Successors Bound. The Agreement shall run with the land and be binding upon the respective parties hereto and their successors and assigns.

ARTICLE XIX. GOVERNING LAW.

      19.01. Governing Law. This Agreement shall be governed by and construed by the laws of the State of New Jersey and all litigation arising out of this Agreement shall be venued in the State Court located in Hudson County. All parties submit to the jurisdiction of that Court.

ARTICLE XX. COUNTERPARTS

      20.01 Counterparts. This Agreement may be executed in counterparts. All such counterparts shall be deemed to be originals and together shall constitute but one and the same instrument.

ARTICLE XXI. ENTIRE AGREEMENT

      21.01. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the Project and supersedes all prior oral and written agreement between the parties with respect to the subject matter hereof except as otherwise provided herein.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be properly executed and their corporate seals affixed and attested to this 16 day of October, 2006.

WITNESS OR ATTEST:                      THE TOWN OF KEARNY

                                        BY: /s/ Alberto G. Santos
-------------------------------             --------------------------------
                                        Alberto G. Santos, Mayor


                                        DVL, INC.

                                        BY: /s/ Alan Casnoff
-------------------------------             --------------------------------
                                            Alan Casnoff, President

                                    EXHIBIT A

                                  CONCEPT PLANS

                                  [MAP OMITTED]

Concept Diagram

--------------------------------------------------------------------------------

Passaic Avenue Redevelopment Plan                       Charles Caton Hintz
Kearny, NJ - January 2006                               Architects
                                                        Planners
                                                        Landscape Architects

                                  [MAP OMITTED]

TYPICAL SECTION CONCEPT

Entry Node Concepts

--------------------------------------------------------------------------------

Passaic Avenue Redevelopment Plan                       Charles Caton Hintz
Kearny, NJ - January 2006                               Architects
                                                        Planners
                                                        Landscape Architects

                                  [MAP OMITTED]

TYPICAL GATEWAY NODE CONCEPT

Gateway Concept

--------------------------------------------------------------------------------

Passaic Avenue Redevelopment Plan                       Charles Caton Hintz
Kearny, NJ - January 2006                               Architects
                                                        Planners
                                                        Landscape Architects

                                  [MAP OMITTED]

Overall Concept Plan
--------------------
[LOGO]

--------------------------------------------------------------------------------

Passaic Avenue Redevelopment Plan                       Charles Caton Hintz
Kearny, NJ - January 2006                               Architects
                                                        Planners
                                                        Landscape Architects

                                  [MAP OMITTED]

Overall Concept Plan
--------------------
[LOGO]


Key Plan                                          Non-Residential Parking Ratios

--------------------------------------------------------------------------------

Passaic Avenue Redevelopment Plan                       Charles Caton Hintz
Kearny, NJ - January 2006                               Architects
                                                        Planners
                                                        Landscape Architects

                                    EXHIBIT B

                             DESCRIPTION OF PROJECT

The Redevelopment Project consists of the following components (as further depicted on the Concept Plans, but with square footage as set forth below), subject to revision as may be agreed upon by the Parties following completion of Conditional Redeveloper's due diligence, further review by Kearny, and subject also to obtaining the necessary governmental approvals and permits, including but not limited to, site plan approval.

      (A) Building # 1: new construction of approximately 40,000 square feet ("sf") of retail space oriented in an east-west configuration on Passaic Avenue at the south of the Project Area. Building # 1 would be occupied by at least two retail tenants, unless otherwise approved by Kearny.

      (B) Building # 2: new construction of approximately 62,250 sf of retail space oriented in a north-south configuration located to the north and east of Building #1. Building #2 would be occupied by at least two retail tenants.

      (C) Building # 3: new construction of approximately 12,920 sf of retail space on Passaic Avenue located to the north and west of Building # 2 and to the north of Building #1.

      (D) Building # 4: new construction of approximately 9,160 sf of retail space in an east-west configuration to be located on Passaic Avenue at the northwestern corner of the Project Area at Bergen Avenue Building #4 would include one or more sit-down restaurant establishments.

      (E) Upgrade to the facade of the existing Modell's/Dress Barn building, and upgrade to facade of the existing Kmart building (as permitted by the existing lease between Conditional Redeveloper and Kmart or as Conditional Redeveloper may negotiate with Kmart).

      (F) New landscaped parking lot of approximately 480 spaces for retail tenants of Building #1, Building #2 and Building #3.

      (G) Improvements to existing 694 space parking lot for Kmart and Modell's/Dress Barn, including the introduction of landscaping.

      (H) Streetscape and landscaping improvements on Passaic Avenue along full length of Project Area.

      (I) Three entrance drives to Project Area, the southern-most drive to be shared with the existing supermarket located to the south of the Project Area.

      (J) Construction of a "gateway" entrance with decorative paving at Passaic Avenue and Bergen Avenue.

      (K) Construction of one or more pedestrian crossings of Passaic Avenue to link the Redevelopment Project to pathways to a waterfront park along a portion of the Passaic River.

      (L) Such other components as the Parties may agree upon.